November __, 2000

                        FORM OF EXCHANGE AGENT AGREEMENT

The Bank of New York
101 Barclay Street
New York, New York 10286
Attention: Corporate Trust Trustee Administration

Ladies and Gentlemen:

     International Paper Company, a corporation duly organized and existing under the laws of the State of New York (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $800,000,000 principal amount of its New Floating Rate Notes due July 8, 2002, $1,200,000,000 principal amount of its New 8% Notes due July 8, 2003 and $1,000,000,000 principal amount of its New 8 1/8% Notes due July 8, 2005 (collectively, the "New Notes"), for a like principal amount of its respective outstanding Floating Rate Notes due July 8, 2002, 8% Notes due July 8, 2003 and 8 1/8% Notes due July 8, 2005 (collectively, the "Old Notes"). The terms and conditions of the Exchange Offer are set forth in a Prospectus (the "Prospectus") included in the Company's registration statement on Form S-4 (File No. 333-48434), as it may be amended from time to time (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC"), and proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes." Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or accompanying Letter of Transmittal.

     The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

     The Exchange Offer is expected to be commenced by the Company on or about November 20, 2000. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, either the Letter of Transmittal or the Automated Tender Offer Program ("ATOP") system) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered.


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     The Exchange Offer shall expire at 5:00 P.M., New York City time, on
December 19, 2000, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange. The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer," in the Letter of Transmittal accompanying the Prospectus or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

     2. You will establish an account with respect to the Old Notes at The Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's systems may, until the Expiration Date, make book- entry delivery of the Old Notes by causing DTC to transfer such Old Notes into your account in accordance with DTC's procedures for such transfer. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an agent's message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Exchange Offer must be complied with.

     3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (and confirmation of book-entry transfers of Old Notes into your account at DTC) and any other documents delivered or mailed to you by or for holders of the Old Notes, to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such Book-


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


Entry Confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Notes have otherwise been properly tendered, (iii) the Old Notes tendered in part are tendered in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof and that if any Old Notes are tendered for exchange in part, the untendered principal amount thereof is $1,000 or any integral multiple of $1,000 in excess thereof, and (iv) holders have provided their Tax Identification Number or required certification. In each case where the Letter of Transmittal or any other document has been improperly completed or executed, or where Book-Entry Confirmations are not in due and proper form or omit certain information, or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of the President, any Vice President, the Secretary or any Assistant Secretary of the Company (such approval, if given orally, to be confirmed in writing) or any other person designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

     5. At the written request of the Company or its counsel, you shall notify tendering holders of Old Notes in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Notes to the persons entitled thereto, at the request and expense of the Company.

     6. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer," and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 6, Old Notes which the President, any Vice President, the Secretary or any Assistant Secretary of the Company or any other person designated by any such person shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing). New Notes are to be issued in exchange for Old Notes pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 1 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and any other documents required by the Exchange Offer or (ii) in the event that the holder is a


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


participant in DTC's system, by the utilization of DTC's ATOP and any evidence required by the Exchange Offer.

     7. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

     8. You shall accept tenders:

               (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

               (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

               (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including those regarding any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Old Notes when so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the Security Registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the Old Notes tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at DTC), a properly completed and, except as described in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering", duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Unless otherwise instructed by the Company, you shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.


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     10. Tenders, pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

     11. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (and confirmed in writing) by the Company to you.

     12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).

     13. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes (other than those effected by book-entry transfer) shall be forwarded by first-class certified mail.

     14. As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Old Notes submitted to you or returned by DTC in connection with ATOP. Such Old Notes shall be cancelled and retired by you as you are instructed by the Company (or a representative designated by the Company) in writing.

     15. You are not authorized to pay or offer to pay any concessions, commissions or other solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

     16. As Exchange Agent hereunder, you:

               (a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to securityholder, the Company or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement.

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



               (b) shall have no duties or obligations other than those specifically set forth in the Prospectus, the Letter of Transmittal or herein or as may be subsequently agreed to in writing by you and the Company;

               (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Old Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

               (d) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

               (e) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

               (f) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

               (g) may conclusively rely on and shall be protected in acting upon written or oral instructions from any officer of the company;

               (h) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the opinion of such counsel; and

               (i) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes;


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


provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

     17. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided, that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

     18. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Barbara L. Smithers, Vice President and Corporate Secretary of the Company (telephone number (914) 397-1505, facsimile number (914) 397-1909) and to Rosemarie Loffreddo, Assistant Treasurer of the Company (telephone number(914) 397-1584, facsimile number (914) 397-1909) and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, as to the number and aggregate principal amount of Old Notes which have been duly tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer, including the identity of the holders of Old Notes who have not tendered such Old Notes as of the date such request was made. You shall prepare a final list of all persons whose tenders were accepted, the number and aggregate principal amount of Old Notes tendered, the number and aggregate principal amount of Old Notes accepted and the identity of any Participating Broker- Dealers (as defined in the Letter of Transmittal) and the number and aggregate principal amount of New Notes delivered to each, and deliver said list to the Company.


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     19. Letters of Transmittal, Book-Entry Confirmations and Notices of
Guaranteed Delivery received by you shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials, upon consultation with the Company, in accordance with your customary procedures.

     20. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on the Schedule attached hereto.

     21. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

     22. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile which is confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate, at its own expense, in the defense of any such claim or other action, and, if the company so elects, the Company may assume the defense of any pending or threatened action against you in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the subsequently incurred fees and disbursements of legal counsel for you under this paragraph so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit; provided, that the Company shall not be entitled to


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assume the defense of any such action if the named parties to such action include both you and the Company and representation of both parties by the same legal counsel would, in the written opinion of your counsel, be inappropriate due to actual or potential conflicting interests between you and the Company. You understand and agree that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

     23. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required, in certain instances, to deduct thirty-one percent (31%) with respect to interest paid on the New Notes and proceeds from the sale, exchange, redemption or retirement of the New Notes from holders who have not supplied their correct Taxpayer Identification Numbers or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

     24. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Notes and, upon receipt of a written approval from the Company, shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     25. THIS AGREEMENT AND YOUR APPOINTMENT AS EXCHANGE AGENT HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     26. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and its successor and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


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     27. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

     28. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     29. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

     30. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

     If to the Company, to:

        International Paper Company
        Two Manhattanville Road
        Purchase, New York 10577
        Telephone: (914) 297-1500
        Fax No. (914) 397-1505
        Attention: The Secretary

     with a copy to:

        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, NY 10017
        Telephone: (212) 450-4000
        Fax No.: (212) 450-4800
        Attention: Francis J. Morison


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     If to the Exchange Agent, to:

        The Bank of New York,
        101 Barclay Street
        New York, New York 10286,
        Telephone: (800) 438-5473
        Fax No.: (212) 815-5915
        Attention: Corporate Trust Trustee Administration

     31. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 19, 20, 22 and 24 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for New Notes, funds or property then held by you as Exchange Agent under this Agreement.

     32. This Agreement shall be binding and effective as of the date hereof.


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     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                                 INTERNATIONAL PAPER COMPANY

                                                 By:
                                                    ----------------------------
                                                    Name:
                                                    Title:



Accepted as of the date
first above written:

THE BANK OF NEW YORK,
 as Exchange Agent

By:
   ---------------------------
   Name:
   Title:


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                                FEE SCHEDULE FOR
                            EXCHANGE AGENT SERVICES

         Covers review of the Letter of Transmittal, DTC ATOP voluntary offering instruction ("VOI"), the Exchange Agent Agreement and other related documentation, if any, as required by the Exchange Offer; set-up of records and accounts; distribution of materials; all operational and administrative charges and time in connection with the review, receipt and processing of Letters of Transmittal/VOI, processing delivery of guarantees, legal items, withdrawals, record keeping, and answering securityholders' inquiries pertaining to the Exchange Offer.

                                   Flat Fee: $____ (plus out of pocket expenses)




                                      NOTE

     These fees are also subject to change should circumstances warrant. Reimbursement for all out-of-pocket expenses, disbursements (including postage, telex, fax, photocopying and advertising costs), and reasonable fees of counsel (including their disbursements and expenses) incurred in the performance of our duties will be added to the billed fees. Once appointed, if the Exchange Offer should fail to close for reasons beyond our control, we reserve the right to charge a fee not to exceed the amount of our acceptance fee and we will require reimbursement in full for our legal fees and expenses and any out-of-pocket expenses related to our responsibilities under the Exchange Agent Agreement.


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